UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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BIGLARI HOLDINGS INC.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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BIGLARI HOLDINGS INC.
17802 IH 10 WEST, SUITE 400
SAN ANTONIO, TEXAS 78257

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 24, 2014

To the Shareholders of Biglari Holdings Inc.:

You are cordially invited to attend the annual meeting (the “Annual Meeting”) of the shareholders of Biglari Holdings Inc. (the “Corporation”), to be held at The St. Regis Hotel, Two East 55th Street at Fifth Avenue, New York, New York 10022, on April 24, 2014, at 1:00 p.m., Eastern Daylight Time, for the following purposes:

1.	To elect directors.

2.
To ratify the selection by the Audit Committee of the Board of Directors (the “Board”) of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the 2014 fiscal year.

3.	To vote on a non-binding advisory resolution to approve the compensation of the Corporation’s Named Executive Officers, as described in the enclosed proxy statement.

4.
To vote on a non-binding advisory resolution to determine the frequency (whether annual, biennial or triennial) with which shareholders of the Corporation shall be entitled to have an advisory vote on executive compensation.

5.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

The Board has fixed the close of business on March 3, 2014 as the record date for determining which shareholders have the right to vote at the Annual Meeting or at any adjournment thereof.

You are requested to date, sign and return the enclosed proxy, which is solicited by the Board.  A return envelope is provided that requires no postage if mailed in the United States.  If mailed elsewhere, foreign postage must be affixed.

By order of the Board,

/s/ Sardar Biglari

Sardar Biglari
Chairman and Chief Executive Officer

San Antonio, Texas
March 27, 2014

If you plan to attend the meeting:

If you are a shareholder of record and you plan to attend the meeting, please keep the admission ticket that is attached to the enclosed proxy card because you must present this ticket to be admitted to the meeting.  Each shareholder will be asked to present valid picture identification, such as a driver’s license or passport.  Shareholders who do not present an admission ticket must present proof of ownership of shares.  Those shareholders holding shares in brokerage accounts will need to bring a copy of a brokerage statement, a legal proxy or a letter from the broker confirming ownership of Biglari Holdings Inc.’s shares.  Registration will begin at 12:00 p.m.  Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

BIGLARI HOLDINGS INC.
17802 IH 10 WEST, SUITE 400
SAN ANTONIO, TEXAS 78257

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 24, 2014

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Biglari Holdings Inc. (hereinafter “we”, “our”, “BH”, “Biglari Holdings,” “Corporation” or “Company”) of proxies in the accompanying form for the Annual Meeting of Shareholders to be held at The St. Regis Hotel, Two East 55th Street at Fifth Avenue, New York, New York 10022, on April 24, 2014, at 1:00 p.m., Eastern Daylight Time, and at any adjournment or postponement thereof (the “Annual Meeting”).  This proxy statement and the enclosed form of proxy are first being sent to shareholders on or about March 28, 2014.

Solicitation of proxies may be made by mail and through telephonic or telegraphic communications to, or by meetings with, shareholders or their representatives by directors, officers and other employees of the Corporation who will receive no additional compensation for this service.  In addition, the Corporation has engaged Alliance Advisors LLC (“Alliance Advisors”) to act as our proxy solicitation agent.  Alliance Advisors will be paid a fee of $7,000 and will be reimbursed for disbursements made on our behalf.  You may obtain information from Alliance Advisors as follows:  200 Broadacres Drive, 3rd Floor, Bloomfield, New Jersey 07003; banks and brokerage firms, please call (973) 873-7721; shareholders please call (855) 976-3332.  The cost of preparing, printing and mailing this proxy statement and the accompanying form of proxy, and the cost of soliciting proxies related to the Annual Meeting, will be borne by the Corporation.  The Corporation will reimburse brokerage firms, banks, trustees and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of the common stock, stated value $0.50 per share (the “Common Stock”), of the Corporation.

The Board has fixed the close of business on March 3, 2014 as the record date for determining which shareholders have the right to vote at the Annual Meeting (the “Record Date”).  As of the Record Date, the Corporation had outstanding and entitled to vote 1,720,889 shares of Common Stock.  Each share of Common Stock is entitled to one vote per share on all matters submitted to a vote of shareholders of the Corporation.  Only shareholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting.

The presence at the Annual Meeting, in person or by proxy, of the holders of Common Stock holding in the aggregate a majority of the voting power of the Corporation’s stock entitled to vote shall constitute a quorum for the transaction of business.

A plurality of the votes properly cast for the election of directors by the shareholders attending the meeting, in person or by proxy, will elect directors to office.  However, pursuant to the Corporation’s Corporate Governance Guidelines, if a director nominee in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” that director’s election, the nominee shall promptly offer his or her resignation to the Board.  A committee consisting of the Board’s independent directors (which will specifically exclude any director who is required to offer his or her own resignation) shall consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept the resignation or take other action.  The Corporation will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation.

The affirmative vote of a majority of the Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve each of Proposal 2, ratification of the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the 2014 fiscal year, and Proposal 3, an advisory vote on executive compensation. Since Proposal 4 is an advisory vote to recommend the frequency of future advisory votes on executive compensation, the frequency option receiving the greatest number of votes on Proposal 4 will be the advisory vote of the shareholders.

Shareholders may vote “FOR” or “WITHHOLD” a vote for the election of directors, “FOR,” “AGAINST” or “ABSTAIN” with respect to each other proposal (other than Proposal 4) submitted to shareholders at the Annual Meeting, and “EVERY 3 YEARS,” “EVERY 2 YEARS,” “EVERY 1 YEAR” or “ABSTAIN” with respect to Proposal 4, the advisory vote to recommend the frequency of future advisory votes on executive compensation.  In addition, a broker “non-vote” occurs when a nominee holding shares of Common Stock for the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.  Brokers that do not receive instructions from the beneficial owners of shares of Common Stock are not entitled to vote on any proposal at the Annual Meeting other than Proposal 2, to ratify the appointment of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the 2014 fiscal year.  Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum at the Annual Meeting, but will not count as votes cast. Therefore, abstentions and broker non-votes will have no effect on either the election of directors or the outcome of Proposal 4. Abstentions have the same effect as a vote against Proposals 2 and 3. Broker non-votes, however, will not be considered present and entitled to vote on Proposals 2 and 3 and generally will have no effect on the outcome of the vote on such proposals.

Shareholders who submit a proxy may revoke their proxy or change their vote at any time prior to the Annual Meeting by: (1) sending a written revocation to the Secretary of the Corporation; (2) submitting a new proxy bearing a later date in accordance with the instructions on your proxy card or provided by your broker or bank; or (3) attending the Annual Meeting and voting your shares in person.  Shareholders who send in proxies but attend the Annual Meeting in person may vote directly if they prefer and withdraw their proxies or may allow their proxies to be voted with the similar proxies sent in by other shareholders.

Under Indiana law, our shareholders are not entitled to appraisal rights or other similar rights in connection with any of the proposals to be voted upon at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON APRIL 24, 2014.

The Proxy Statement for the Annual Meeting of Shareholders to be held on April 24, 2014 and the Corporation’s 2013 Annual Report to Shareholders are available at www.biglariholdings.com/annualmeeting.

PROPOSAL ONE:

ELECTION OF DIRECTORS

At the Annual Meeting, a Board consisting of six members will be elected, each director to hold office until a successor is elected and qualified, or until the director resigns, is removed or becomes disqualified.

Upon the recommendation of the Governance, Compensation and Nominating Committee, the members of the Board have nominated for election the six current directors of the Corporation.

Certain information with respect to nominees for election as directors, including the experience, qualifications, attributes and skills that led to the selection of each nominee by the Governance, Compensation and Nominating Committee, is contained in the following table:

Name	Age	Business Experience

Sardar Biglari	36
Chairman of the Board, Chief Executive Officer and a director of Biglari Holdings since 2010.  Mr. Biglari was elected Chairman of the Board of the predecessor to Biglari Holdings (the “Predecessor”) in June 2008 and appointed Chief Executive Officer in August 2008 following his election to the Board in March 2008.  He has also served as Chairman, since March 2006, Chief Executive Officer and President, since May 2007, and a director, since December 2005, of Western Sizzlin Corporation (“Western”), a diversified holding company, which was acquired by the Predecessor in March 2010. Chairman and Chief Executive Officer of Biglari Capital Corp. (“Biglari Capital”), general partner of The Lion Fund, L.P. (“The Lion Fund”) and The Lion Fund II, L.P. (“The Lion Fund II”), private investment funds, since its inception in 2000.   Director of CCA Industries, Inc. (“CCA Industries”), a manufacturer and marketer of health and beauty aids, since August 2011.  Mr. Biglari has extensive managerial and investing experience in a broad range of businesses through his services as Chairman and Chief Executive Officer of the Company and its major operating subsidiaries.  He also has experience serving on the boards of directors of public companies.

Philip L. Cooley	70
Vice Chairman of the Board and a director of Biglari Holdings since 2010.  Dr. Cooley was appointed Vice Chairman of the Predecessor in April 2009 following his election to the Board in March 2008. Prassel Distinguished Professor of Business at Trinity University, San Antonio, Texas, from 1985 until his retirement in May 2012.  Served as an advisory director of Biglari Capital since 2000 and as Vice Chairman and a director of Western from March 2006 and December 2005, respectively, until its acquisition by the Predecessor in March 2010.  Director of CCA Industries since August 2011.  Dr. Cooley has extensive business and investment knowledge and experience.  He also has experience serving on the boards of directors of public companies.

Kenneth R. Cooper	69
Director of Biglari Holdings since October 2010.  Attorney in the private practice of law in San Antonio, Texas specializing in real estate transactions.  Served as a director of Western from February 2007 until its acquisition by the Predecessor in March 2010.  Mr. Cooper has extensive real estate experience and knowledge of Western’s business.

William L. Johnson	71
Director of Biglari Holdings since February 2012. President and Chief Executive Officer of The Berean Group, LLC, a business consulting firm, since June 2002.  Vice Chairman of the Board of Fremont Michigan InsuraCorp, Inc., a property and casualty insurance provider, from 2003 until 2011.  Mr. Johnson has leadership, business management and public company experience.

James P. Mastrian	71
Director of Biglari Holdings since August 2012.  Mr. Mastrian retired from Rite Aid Corporation in August 2008.  He was the special advisor to the Chairman and Chief Executive Officer.  Chief Operating Officer of Rite Aid Corporation from October 2005 to August 2007.  Director of CCA Industries from 2009 to August 2012.  Mr. Mastrian served in a leadership role in the retail sector, has extensive marketing experience and over 40 years of experience in corporate management.

Ruth J. Person	68
Director of Biglari Holdings since 2010 and of the Predecessor from 2002 to 2010.  Chancellor and Professor of Management, University of Michigan-Flint.  Member, Board of Managers, Hurley Medical Center, Flint, Michigan.  Dr. Person has years of experience in leadership and board positions, and as a professor of management, at various institutions.

The Governance, Compensation and Nominating Committee of the Board has concluded that the following directors are independent in accordance with the director independence standards of the New York Stock Exchange, and has determined that none of them has a material relationship with the Corporation which would impair his or her independence from management or otherwise compromise his or her ability to act as an independent director:  Kenneth R. Cooper, William L. Johnson, James P. Mastrian and Ruth J. Person.

When the accompanying proxy is properly executed and returned, the shares it represents will be voted in accordance with the directions indicated thereon or, if no direction is indicated, the shares will be voted in favor of the election of the six nominees identified above.  The Corporation expects each nominee to be able to serve if elected, but if any nominee notifies the Corporation before the Annual Meeting that he or she is unable to do so, then the proxies will be voted for the remainder of those nominated and, as designated by the directors, may be voted (i) for a substitute nominee or nominees, or (ii) to elect such lesser number to constitute the whole Board as equals the number of nominees who are able to serve.

Our Board unanimously recommends that shareholders vote FOR the election of the Corporation’s six nominees as directors.

Board Meetings, Committees, Directors’ Compensation and Nominations

The Board’s actions were taken at four meetings held during fiscal year 2013.  Each director during fiscal year 2013 attended at least 75% of all meetings of the Board and of the committees of the Board on which he or she served.  Directors are encouraged but not required to attend annual meetings of the Corporation’s shareholders.  All directors of the Corporation attended the 2013 Annual Meeting of Shareholders.

The Board has established an Audit Committee in accordance with Section 3(a)(58)A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The Audit Committee consists of Kenneth R. Cooper, William L. Johnson, James P. Mastrian and Ruth J. Person.  The Board has determined that each of William L. Johnson, James P. Mastrian and Ruth J. Person meets the definition of “audit committee financial expert” as that term is used in Item 407(d)(5) of Regulation S-K promulgated under the Exchange Act.  All current members of the Audit Committee meet the criteria for independence set forth in Rule 10A-3 under the Exchange Act and in Section 303A of the New York Stock Exchange Listed Company Manual.  The Audit Committee assists the Board with oversight of a) the integrity of the Corporation’s financial statements, b) the Corporation’s compliance with legal and regulatory requirements and c) the qualifications and independence of the Corporation’s independent public accountants and the Corporation’s internal audit function.  The Audit Committee meets periodically with the Corporation’s independent public accountants, internal auditors and members of management and reviews the Corporation’s accounting policies and internal controls.  The Audit Committee also selects the firm of independent public accountants to be retained by the Corporation to perform the audit.  The Audit Committee held four formal meetings during fiscal year 2013.  The Audit Committee Charter is available on the Corporation’s website at www.biglariholdings.com and may also be obtained at no charge by written request to the attention of the Secretary of the Corporation at 17802 IH 10 West, Suite 400, San Antonio, Texas  78257.

The Board has established a Governance, Compensation and Nominating Committee and adopted a charter to define and outline the responsibilities of its members.  A copy of the Governance, Compensation and Nominating Committee Charter is available on the Corporation’s website at www.biglariholdings.com and may also be obtained at no charge by written request to the attention of the Secretary of the Corporation at 17802 IH 10 West, Suite 400, San Antonio, Texas  78257.  The Governance, Compensation and Nominating Committee consists of Kenneth R. Cooper, William L. Johnson, James P. Mastrian and Ruth J. Person, all of whom are independent directors in accordance with the New York Stock Exchange director independence standards.

The role of the Governance, Compensation and Nominating Committee is to assist the Board by a) recommending governance guidelines applicable to the Corporation; b) identifying, evaluating and recommending the nomination of Board members; c) setting the compensation of the Corporation’s Chief Executive Officer and performing other compensation oversight; d) reviewing related persons transactions; and e) assisting the Board with other related tasks, as assigned from time to time.  The Governance, Compensation and Nominating Committee held five formal meetings during fiscal year 2013.

The Corporation does not have a policy regarding the consideration of diversity, however defined, in identifying nominees for director.  Instead, in identifying director nominees, the Governance, Compensation and Nominating Committee looks for individuals who possess integrity, ownership mentality, business expertise and enterprise qualities that support an entrepreneurial culture.  With respect to the selection of director nominees at the Annual Meeting, the Governance, Compensation and Nominating Committee recommends the Board nominate the six directors currently serving on the Board.

The Governance, Compensation and Nominating Committee has a policy under which it will consider recommendations presented by shareholders.  A shareholder wishing to submit such a recommendation should send a letter to the Secretary of the Corporation at 17802 IH 10 West, Suite 400, San Antonio, Texas  78257.  The mailing envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation”.  The Secretary must receive the recommendation not less than 120 days prior to the date we released our proxy materials for the preceding year’s annual meeting for it to be considered by the Governance, Compensation and Nominating Committee for the 2015 Annual Meeting of Shareholders.  The letter must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications.  At a minimum, candidates recommended for nomination to the Board must meet the director independence standards of the New York Stock Exchange.  The Governance, Compensation and Nominating Committee’s policy provides that candidates recommended by shareholders will be evaluated using the same criteria as are applied to all other candidates.

Board Leadership Structure and Role in Risk Oversight

Sardar Biglari is the Corporation’s Chairman of the Board and Chief Executive Officer.  He also has voting power over approximately 16.1% of the Corporation’s outstanding shares of Common Stock. The Corporation is a diversified holding company engaged in a number of business activities. Its most important operating subsidiaries are involved in the franchising and operating of restaurants. All major operating, investment, and capital allocation decisions are made by Mr. Biglari on behalf of the Company and its main operating subsidiaries. Because of the Company’s holding company structure, along with the centralization of managerial and capital allocation decisions to Mr. Biglari, the most effective leadership model for the Corporation is to designate Mr. Biglari to hold both positions of Chairman and Chief Executive. Furthermore, the Company has no investor relations department as Mr. Biglari is the focal point for communications between the Company and its shareholders.

The Board has not named a lead independent director.  The Board believes the independent nature of the Audit Committee and the Governance, Compensation and Nominating Committee ensures that the Board maintains a level of autonomous oversight of management.

The full Board has responsibility for general oversight of relevant risks. Mr. Biglari bears responsibility for managing various risks faced by the Company.  Furthermore, Mr. Biglari reviews with the Board relevant possible risks. In addition, as part of its Charter, the Audit Committee discusses the Corporation’s policies concerning risk assessment and risk management.

Director Compensation

Directors of the Corporation who are employees or spouses of employees do not receive fees for attendance at directors’ meetings.  During fiscal year 2013, a director who was not an employee or a spouse of an employee received an annual cash retainer of $45,000, and the Chairs of the Audit Committee and the Governance, Compensation and Nominating Committee received an annual cash retainer of $50,000.  For his role as Vice Chairman of the Board and such other duties as designated by the Board, Dr. Cooley received an annual cash retainer of $210,000.  In addition, non-employee directors receive cash meeting attendance fees as follows:

•	$3,500 for each in-person Board meeting attended;

•	$1,250 for each committee meeting attended in-person not held in conjunction with a Board meeting;

•	$500 for each committee meeting attended held in conjunction with a Board meeting; and

•	$500 for any meeting (Board or committee) in which the director participated by phone.

From November 2008 to March 2009, we paid all retainers in Company stock.  We discontinued that practice to avoid equity dilution.  Effective April 1, 2009, all annual retainers have been paid in cash only.

The following table provides compensation information for the fiscal year ended September 25, 2013 for each non-management member of the Board who served on the Board during such fiscal year:

Name	Fees Earned or Paid in Cash	All Other Compensation		Total
Philip L. Cooley	$218,000	$42,500	a	$260,500
Ruth J. Person	$57,000	$—		$57,000
Kenneth R. Cooper	$62,000	$—		$62,000
William L. Johnson	$62,000	$—		$62,000
James P. Mastrian	$57,000	$—		$57,000

a.	Represents the value of director’s fees received by Dr. Cooley from serving on the Board of Directors of CCA Industries, in which the Company has a significant ownership interest.

Meetings of Independent Directors

Four meetings of the independent directors were held during fiscal year 2013. A shareholder or other interested party wishing to contact the independent directors, as applicable, should send a letter to the Secretary of the Corporation at 17802 IH 10 West, Suite 400, San Antonio, Texas  78257. The mailing envelope must contain a clear notation that the enclosed letter is to be forwarded to the Corporation’s independent directors.

Shareholder Communications with the Board

Shareholders who wish to communicate with the Board or a particular director may send a letter to the Secretary of the Corporation at 17802 IH 10 West, Suite 400, San Antonio, Texas  78257. The mailing envelope must contain a clear notation that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to promote effective governance of the Corporation. The Corporate Governance Guidelines are available on the Corporation’s website at www.biglariholdings.com. A copy of the Corporate Governance Guidelines also may be obtained at no charge by written request to the attention of the Secretary of the Corporation at 17802 IH 10 West, Suite 400, San Antonio, Texas  78257.

Code of Business Conduct and Ethics

The Corporation has adopted a Code of Conduct for all directors, officers and employees as well as directors, officers and employees of each of its subsidiaries.  The Code of Conduct is available on the Corporation’s website at www.biglariholdings.com.  A copy of the Code of Conduct may also be obtained at no charge by written request to the attention of the Secretary of the Corporation at 17802 IH 10 West, Suite 400, San Antonio, Texas  78257.

Related Person Transactions

Policy Regarding Related Person Transactions

The Governance, Compensation and Nominating Committee reviews each related person transaction (as defined below) and determines whether it will approve or ratify that transaction based on whether the transaction is in the best interests of the Company and its shareholders.  Any Board member who has any interest (actual or perceived) will not be involved in the consideration.

A “related person transaction” is any transaction, arrangement or relationship in which we are a participant, the related person (defined below) had, has or will have a direct or indirect material interest and the aggregate amount involved is expected to exceed $120,000 in any calendar year.  “Related person” includes (a) any person who is or was (at any time during the last fiscal year) an officer, director or nominee for election as a director; (b) any person or group who is a beneficial owner of more than 5% of our voting securities; (c) any immediate family member of a person described in provisions (a) or (b) of this sentence; or (d) any entity in which any of the foregoing persons is employed, is a partner or has a greater than 5% beneficial ownership interest.

In determining whether a related person transaction will be approved or ratified, the Governance, Compensation and Nominating Committee may consider factors such as (a) the extent of the related person’s interest in the transaction; (b) the availability of other sources of comparable products or services; (c) whether the terms are competitive with terms generally available in similar transactions with persons that are not related persons; (d) the benefit to us; and (e) the aggregate value of the transaction.

Related Person Transactions

On July 1, 2013, Biglari Holdings entered into the following agreements with Mr. Biglari, its Chairman and Chief Executive Officer:  (i) a Stock Purchase Agreement; (ii) a Shared Services Agreement with Biglari Capital, and (iii) a First Amendment to the Amended and Restated Incentive Bonus Agreement, dated September 28, 2010, with Mr. Biglari (described in “Executive Compensation” below).  The transactions contemplated thereby were unanimously approved by the independent Governance, Compensation and Nominating Committee of the Board (the “Committee”), which retained separate counsel, tax/accounting advisors, an independent compensation consultant, and a financial advisor to assist the Committee in the structuring, evaluation, and negotiation of such transactions.

Taken together, the agreements provide for the following transactions:

•	The contribution of investments held by Biglari Holdings to The Lion Fund and The Lion Fund II. In return, Biglari Holdings received limited partner interests in each of these investment partnerships.

•
Biglari Capital’s distribution of substantially all of its partnership interests in The Lion Fund (including its adjusted capital balance) to Biglari Holdings. As a result, Biglari Capital maintained solely a general partner interest in each of The Lion Fund and The Lion Fund II.

•	The sale of Biglari Capital by Biglari Holdings to Mr. Biglari for a purchase price of $1,700,000.

•
The execution of the Shared Services Agreement pursuant to which Biglari Holdings provides certain services to Biglari Capital in exchange for an increase in Biglari Holdings’ and its subsidiaries’ hurdle rate above that of other limited partners (6% vs. 5%) with respect to Biglari Holdings’ and its subsidiaries’ limited partner interests in The Lion Fund and The Lion Fund II. The hurdle rate is the threshold annualized return for limited partners of each of The Lion Fund and The Lion Fund II above which Biglari Capital, as general partner of each, is entitled to receive an incentive reallocation.

•
The modification of the Incentive Bonus Agreement between Biglari Holdings and Mr. Biglari to give effect to the transactions, inter alia, by providing that Mr. Biglari’s incentive compensation will thereafter be calculated without reference to any investments by Biglari Holdings and its subsidiaries in investment partnerships (including The Lion Fund and The Lion Fund II), of which Biglari Capital or Mr. Biglari is the general partner.

The transactions were entered into by Biglari Holdings to, among other things, (a) reduce regulatory burdens related to investments, (b) improve cash management, (c) foster an enhanced understanding of Biglari Holdings and mitigate conflicts of interest through the separation and clear demarcation of Biglari Holdings from The Lion Fund, and (d) simplify the Incentive Bonus Agreement.

Stock Purchase Agreement

Pursuant to the Stock Purchase Agreement, Biglari Holdings sold all the shares of Biglari Capital to Mr. Biglari for a purchase price of $1,700,000 in cash (the “Biglari Capital Transaction”). Prior to the execution and delivery of the Stock Purchase Agreement, Biglari Capital distributed to the Company substantially all of Biglari Capital’s partnership interests in The Lion Fund (including, without limitation, Biglari Capital’s adjusted capital balance in its capacity as general partner of The Lion Fund, which totaled $5,721,000). Biglari Capital thus retained solely a general partner interest in each of The Lion Fund and The Lion Fund II at the time of the Biglari Capital Transaction. In addition, Biglari Holdings contributed securities owned by it to The Lion Fund and The Lion Fund II in exchange for limited partner interests in each of these investment partnerships. Biglari Holdings will maintain an interest in the contributed securities through its limited partner interests in The Lion Fund and The Lion Fund II, but without the associated costs under the Incentive Bonus Agreement with Mr. Biglari, as explained in “Executive Compensation” below.

Mr. Biglari is Chairman and Chief Executive Officer of Biglari Capital, and Dr. Cooley is an advisory director of Biglari Capital.  The Lion Fund owned 203,357 shares of the Company’s Common Stock as of the date of the Biglari Capital Transaction.  Mr. Biglari (together with his affiliates), Dr. Cooley and Mr. Cooper have made investments in The Lion Fund (other than the amounts invested by the Company), which are not subject to special profits, interest allocations, or incentive allocations.  Mr. Biglari does not pay an incentive allocation fee as a limited partner in The Lion Fund.  As of the date of the Biglari Capital Transaction, the fair value of these investments was $872,826, $75,288 and $189,691, respectively.

Shared Services Agreement

In connection with the Biglari Capital Transaction, Biglari Holdings and Biglari Capital entered into the Shared Services Agreement pursuant to which Biglari Holdings provides certain services to Biglari Capital, including use of space at the Company’s corporate headquarters in San Antonio, in exchange for a 6% hurdle rate for Biglari Holdings and its subsidiaries (as compared to a 5% hurdle rate for all other limited partners) in order to determine the incentive reallocation to Biglari Capital, as general partner of The Lion Fund and The Lion Fund II, under their respective partnership agreements. The incentive reallocation to Biglari Capital is equal to 25% of the net profits allocated to the limited partners in excess of their applicable hurdle rate. The Shared Services Agreement runs for an initial five-year term, and automatically renews for successive five-year periods, unless terminated by either party effective at the end of the initial or renewed term, as applicable. The term of the Shared Services Agreement coincides with the lock-up period for the Company’s investments in The Lion Fund and The Lion Fund II under their respective partnership agreements.

During the fiscal year ended September 25, 2013, the Company provided services for Biglari Capital under the Shared Services Agreement having an aggregate cost of $101,057.

Investments in The Lion Fund and The Lion Fund II

During the fiscal year ended September 25, 2013, the Company contributed cash and securities owned by it with an aggregate value of $377,635,972 in exchange for limited partner interests in The Lion Fund and The Lion Fund II.  As of September 25, 2013, the Company’s investments in The Lion Fund and The Lion Fund II had a net asset value of $455,296,928.  If the incentive reallocation were determined as of September 25, 2013, Biglari Capital would have received an incentive reallocation of approximately $5.8 million. The incentive reallocation to be received by Biglari Capital under the terms of the partnership agreements of The Lion Fund and The Lion Fund II is determined as of December 31 of each year.

License Agreement

On January 11, 2013, the Company entered into a Trademark License Agreement (the “License Agreement”) with Mr. Biglari. The License Agreement was unanimously approved by the Committee.

Under the License Agreement, Mr. Biglari granted to the Company an exclusive license to use the Biglari and Biglari Holdings names (the “Licensed Marks”) in association with various products and services (collectively the “Products and Services”). Upon (a) the expiration of twenty years from the date of the License Agreement (subject to extension as provided in the License Agreement), (b) Mr. Biglari’s death, (c) the termination of Mr. Biglari’s employment by the Company for Cause (as defined in the License Agreement), or (d) Mr. Biglari’s resignation from his employment with the Company absent an Involuntary Termination Event (as defined in the License Agreement), the Licensed Marks for the Products and Services will transfer from Mr. Biglari to the Company without any compensation if the Company is continuing to use the Licensed Marks in the ordinary course of its business. Otherwise, the rights will revert to Mr. Biglari.

The license provided under the License Agreement is royalty-free unless and until one of the following events occurs: (i) a Change of Control (as defined in the License Agreement) of the Company; (ii) the termination of Mr. Biglari’s employment by the Company without Cause; or (iii) Mr. Biglari’s resignation from his employment with the Company due to an Involuntary Termination Event (each, a “Triggering Event”). Following the occurrence of a Triggering Event, Mr. Biglari is entitled to receive a 2.5% royalty on “Revenues” with respect to the “Royalty Period.” The royalty payment to Mr. Biglari does not apply to all revenues received by Biglari Holdings and its subsidiaries nor does it apply retrospectively (i.e., to revenues received with respect to the period prior to the Triggering Event). The royalty applies to revenues recorded by the Company on an accrual basis under GAAP, solely with respect to the defined period of time after the Triggering Event equal to the Royalty Period, from a covered Product, Service or business that (1) has used the Biglari Holdings or Biglari name at any time during the term of the License Agreement, whether prior to or after a Triggering Event, or (2) the Company has specifically identified, prior to a Triggering Event, will use the name Biglari or Biglari Holdings.

“Revenues” means all revenues received, on an accrual basis under GAAP, by the Company, its subsidiaries and affiliates from the following: (1) all Products and Services covered by the License Agreement bearing or associated with the names Biglari and Biglari Holdings at any time (whether prior to or after a Triggering Event). This category would include, without limitation, the use of Biglari or Biglari Holdings in the public name of a business providing any covered Product or Service; and (2) all covered Products, Services and businesses that the Company has specifically identified, prior to a Triggering Event, will bear, use or be associated with the name Biglari or Biglari Holdings.

The Committee unanimously approved the association of the Biglari name and mark with all of Steak n Shake’s restaurants (including Company operated and franchised locations), products and brands. On May 14, 2013, the Company, Steak n Shake, LLC and Steak n Shake Enterprises, Inc. entered into a Trademark Sublicense Agreement in connection therewith. Accordingly, revenues received by the Company, its subsidiaries and affiliates from Steak n Shake’s restaurants, products and brands would come within the definition of Revenues for purposes of the License Agreement.

The “Royalty Period” is a defined period of time, after the Triggering Event, calculated as follows: (i) if, following three months after a Triggering Event, the Company or any of its subsidiaries or affiliates continues to use the Biglari or Biglari Holdings name in connection with any covered product or service, or continues to use Biglari as part of its corporate or public company name, then the “Royalty Period” will equal (a) the period of time during which the Company or any of its subsidiaries or affiliates continues any such use, plus (b) a period of time after the Company, its subsidiaries and affiliates have ceased all uses of the names Biglari and Biglari Holdings equal to the length of the term of the License Agreement prior to the Triggering Event, plus three years. As an example, if a Triggering Event occurs five years after the date of the License Agreement, and the Company ceases all uses of the Biglari and Biglari Holdings names two years after the Triggering Event, the Royalty Period will equal a total of ten years (the sum of two years after the Triggering Event during which the Biglari and Biglari Holdings names are being used, plus a period of time equal to the five years prior to the Triggering Event, plus three years); or (ii) if the Company, its subsidiaries and affiliates cease all uses of the Biglari and Biglari Holdings names within three months after a Triggering Event, then the “Royalty Period” will equal the length of the term of the License Agreement prior to the Triggering Event, plus three years. As an example, if a Triggering Event occurs five years after the date of the License Agreement, and the Company ceases all uses of the Biglari and Biglari Holdings names two months after the Triggering Event, the Royalty Period will equal a total of eight years (the sum of the period of time equal to the five years prior to the Triggering Event, plus three years). Notwithstanding the above methods of determining the Royalty Period, the minimum Royalty Period is five years after a Triggering Event.

Except as set forth above, there are no transactions that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Exchange Act.

Executive Officers

Our executive officers are appointed annually by the Board, or at such interim times as circumstances may require.  Other than Mr. Biglari, the only executive officers of the Corporation during fiscal year 2013 were Bruce Lewis and Duane E. Geiger.

Mr. Lewis, age 49, joined the Company and was named Controller in January 2012.  From 2007 to 2011, Mr. Lewis was Senior Vice President and Controller of Blockbuster Inc.

Mr. Geiger, age 51, served as Interim Chief Financial Officer of Biglari Holdings from April 2010 to September 2013 and of the Predecessor from July 2008 to April 2010.  Mr. Geiger has also served as Vice President since 2004, Controller from 2004 until January 2012 and in various other positions with the Company and the Predecessor since 1993.

PROPOSAL TWO:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2014.  Deloitte & Touche LLP has served in that capacity since fiscal 2004. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to questions.

If the shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider its choice, taking into consideration the views of the shareholders, and may (but will not be required to) appoint a different firm to serve in that capacity for fiscal 2014.

Required Vote

If a quorum is present, approval of the ratification of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for fiscal 2014 will require the affirmative vote of a majority of the Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

Our Board unanimously recommends that shareholders vote FOR the ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for fiscal 2014.  Properly dated and signed proxies will be so voted unless shareholders specify otherwise.

PROPOSAL THREE:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

The Corporation is providing shareholders an advisory vote on executive compensation as required by Section 14A of the Exchange Act.  Section 14A was added to the Exchange Act by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

The advisory vote on executive compensation is a non-binding vote on the compensation of the Corporation’s Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules promulgated by the Securities and Exchange Commission (the “SEC”), including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.  The advisory vote on executive compensation is not a vote on the Corporation’s general compensation policies, compensation of the Board, or the Corporation’s compensation policies as they relate to risk management.

The Governance, Compensation and Nominating Committee believes the Corporation’s executive compensation program, including the Incentive Agreement with Mr. Biglari (which was originally approved by 82% of the votes cast by shareholders at a special meeting), reflects a strong pay-for-performance philosophy and is closely aligned with shareholders’ long-term interests.  The Compensation Discussion and Analysis section starting on page 21 of this proxy statement provides a more detailed discussion of the Corporation’s executive compensation policies and practices.

Non-Binding Advisory Resolution

We are asking our shareholders to indicate their support for the Company’s executive compensation program as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement is hereby APPROVED.”

This advisory vote on executive compensation is not binding on the Board.  However, the Board values the opinion of our shareholders and will take into account the result of the vote when making future decisions regarding executive compensation.

Required Vote

If a quorum is present, the affirmative vote of a majority of the Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this resolution.

Our Board recommends a vote FOR adoption of the advisory resolution approving the compensation of the Corporation’s Named Executive Officers.  Properly dated and signed proxies will be so voted unless shareholders specify otherwise.

PROPOSAL FOUR:

FREQUENCY OF FUTURE SAY ON PAY ADVISORY VOTES

Background

The Corporation is also providing shareholders an advisory vote on the frequency with which the Corporation’s shareholders shall have the advisory vote on executive compensation provided for in Proposal 3 above.  For convenience, in this Proposal 4 the shareholders’ advisory vote on executive compensation provided for in Proposal 3 above is referred to as the “say-on-pay vote”.

The advisory vote on the frequency of the say-on-pay vote is a non-binding vote as to how often the say-on-pay vote should occur: every year, every two years, or every three years.  In addition, shareholders may abstain from voting.

At the Company’s 2013 Annual Meeting of Shareholders, a plurality of the votes cast was voted in favor of holding the say-on-pay vote annually.  Accordingly, the Board determined that the Company would hold the say-on-pay vote at the Annual Meeting.  After further consideration, the Board continues to believe that a triennial frequency (i.e., every three years) is the optimal frequency for the say-on-pay vote. Therefore, the Board recommends that you vote “FOR” a triennial interval for the advisory say-on-pay vote.  The Board supports a triennial vote because the Corporation’s executive compensation policies and practices are designed to maximize long-term shareholder value.  Accordingly, the Board believes a triennial vote will align more closely with the long-term strategic objectives of our executive compensation program, as well as provide shareholders a more appropriate timeframe to evaluate the effectiveness of our executive compensation program in achieving these objectives.

Non-Binding Advisory Resolution

We are asking our shareholders to vote on the following resolution:

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which Biglari Holdings Inc. (the “Corporation”) is to hold a shareholder vote to approve the compensation of the Corporation’s Named Executive Officers, as disclosed in the Corporation’s Proxy Statement for Annual Meetings of Shareholders pursuant to the compensation disclosure rules promulgated by the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

This advisory vote on the frequency of the say-on-pay vote is not binding on the Board.  However, the Board values the opinion of our shareholders and will take into account the result of the vote when determining the frequency of future say-on-pay votes.

Required Vote

If a quorum is present, the frequency option of every one year, two years or three years that receives the greatest number of votes on this Proposal 4 will be the advisory vote on the frequency for the advisory vote on executive compensation.

Our Board recommends a vote for the option of every THREE YEARS for the frequency with which shareholders are provided an advisory vote on the compensation of the Corporation’s Named Executive Officers.  Properly dated and signed proxies will be so voted unless shareholders specify otherwise.  Shareholders are not voting to approve or disapprove the Board’s recommendation.  Shareholders may choose among the four choices included in the resolutions set forth above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is designed to provide shareholders with a better understanding of our compensation philosophy, core principles, and decision making process.  It explains the compensation-related actions taken with respect to the executive officers who are identified in the Summary Compensation Table (the “Named Executive Officers”).  Details regarding the compensation we paid to the Named Executive Officers for fiscal 2013 are found in the tables and narrative which follows them.

Compensation Philosophy

Introduction

Biglari Holdings is a diversified holding company engaged in a number of business activities.  The Company’s most important operating subsidiaries are involved in the franchising and operating of restaurants.  The Company’s long-term objective is to maximize per-share intrinsic value.  All major operating, investment, and capital allocation decisions are made for the Company and its subsidiaries by Sardar Biglari, Chairman and Chief Executive Officer.

Our executive compensation consists exclusively of a salary and a cash bonus.  In fiscal 2009, our restructuring into a diversified holding company effected significant changes to our compensation system.  For example, throughout fiscal 2010 and 2011, our executive officers consisted of only our Chief Executive Officer, Sardar Biglari, and our Interim Chief Financial Officer, Duane Geiger.  One executive officer was added in fiscal 2012, our Controller, Bruce Lewis.  In fiscal 2010, the Governance, Compensation and Nominating Committee and our shareholders approved the Amended and Restated Incentive Bonus Agreement with Mr. Biglari (as amended, the “Incentive Agreement”), which embodies the pay-for-performance ethos of the Company and its focus on maximizing long-term shareholder value.

To assist shareholders in fully understanding the information in this proxy statement, we have included an overview of our compensation structure.

The Governance, Compensation and Nominating Committee

Our program for compensation of executive officers differs from those of most public companies.  The Governance, Compensation and Nominating Committee of our Board (the “Committee”) was created in fiscal 2010.  The Committee determines the amount of compensation pursuant to the Incentive Agreement.  The Committee’s functions include oversight of our compensation policies in general, which are described in the Committee’s charter.  Under the Committee’s compensation tenets, the Corporation does not grant stock options to executive officers.

The Committee has delegated to Mr. Biglari the responsibility of establishing the compensation of other executive officers.  Factors Mr. Biglari considers in setting executive officer salary are typically subjective, such as his perception of the merits of the executive’s performance and any changes in that executive’s functional responsibilities.  Mr. Biglari will also affix the compensation for the senior executives of the Company’s major subsidiaries.  He may utilize different incentive arrangements, with their terms dependent upon such elements as the economic potential or capital intensity of the business.  The incentives could be large and will always be tied to the operating results for which an executive exercises authority.

Compensation of Named Executive Officers—Fiscal Years 2013, 2012 and 2011

Compensation of Sardar Biglari

After the Corporation’s restructuring as a diversified holding company Mr. Biglari’s duties increased substantially.  In recognition of Mr. Biglari’s expanded and significant role, the Committee redesigned his compensation arrangement to coincide more sensibly with his numerous operating and capital-allocation responsibilities.  To assure a fair, objective, and reasoned compensation system, the Committee retained Towers Watson, nationally recognized compensation consultants, to assist in formulating the incentive compensation arrangement, including the amendment thereto.

Mr. Biglari’s compensation arrangement was tailored to fulfill a number of important objectives reflecting the Company’s entrepreneurial culture.  The Incentive Agreement was designed to ensure that Mr. Biglari’s interests would be aligned with those of the shareholders, with a strong economic incentive to build long-term business value on a per share basis.

Economic Terms of Incentive Agreement

The Corporation initially entered into the Incentive Agreement with Mr. Biglari on April 30, 2010, and it was amended and restated on September 28, 2010.  The Incentive Agreement was approved by 82% of the votes cast by our shareholders at our special meeting held on November 5, 2010.  In connection with the Biglari Capital Transaction, Biglari Holdings and Mr. Biglari entered into the First Amendment, dated as of July 1, 2013, to the Incentive Agreement (the “Incentive Agreement Amendment”).

The following summary encapsulates the major economic provisions of the Incentive Agreement:

Incentive Formula. The Incentive Agreement establishes a performance-based annual incentive payment to Mr. Biglari contingent on the growth of the Corporation’s adjusted book value in each fiscal year.  If the Corporation exceeds a 6% annual adjusted book value growth hurdle, Mr. Biglari would receive incentive compensation equal to 25% of the Corporation’s growth in adjusted book value in excess of that measuring point.  For purposes of the Incentive Agreement, the Corporation’s book value is determined by the Corporation’s net income and other comprehensive income, on a consolidated basis, excluding dividends, shares issuances or buybacks, and other factors unrelated to Mr. Biglari’s exhibited performance.  For example, share issuances for the acquisition of businesses or assets, in and of themselves, will not increase Mr. Biglari’s incentive compensation for any year or any successive years.  Thus, the pay is linked to economic progress.  Calculation of increased book value and the incentive compensation payments to Mr. Biglari under the Incentive Agreement are subject to the approval of the Committee, which has sole authority for monitoring and administering the Incentive Agreement.  Payments to Mr. Biglari under the Incentive Agreement will not exceed $10 million with respect to any one-year performance period.

High Water Mark. Mr. Biglari will not receive incentive compensation under the Incentive Agreement unless the Corporation’s book value exceeds the previous highest level in book value, or the “high water mark,” plus a 6% growth in book value, i.e., the hurdle rate.  As such, in a fiscal year in which book value declines, the marker for subsequent fiscal years will require the complete recovery of the deficit from the last high water mark plus attaining the stated 6% hurdle rate before Mr. Biglari is eligible for a bonus.

Purchase of Common Stock.  The Incentive Agreement provides that Mr. Biglari will use an amount equal to at least 30% of his annual pre-tax incentive compensation to purchase shares of the Company’s Common Stock on the open market within 120 calendar days of his receipt of such payment, subject to restrictions under the Corporation’s insider trading policy.  Mr. Biglari is then required to hold such shares for a minimum of three years from the date of purchase, subject to the terms of the Incentive Agreement.

The July 1, 2013 Incentive Agreement Amendment amended the Incentive Agreement to reflect and give effect to the Biglari Capital Transaction and to more closely tie Mr. Biglari’s incentive compensation to the Company’s operating earnings.  The Incentive Agreement Amendment (a) excludes from the calculation of Biglari Holdings’ adjusted book value, and therefore from the calculation of Mr. Biglari’s incentive compensation, any realized or unrealized gains or losses, earnings and all other amounts attributable to any investments by Biglari Holdings and its subsidiaries in investment partnerships (including The Lion Fund and The Lion Fund II) in which Biglari Holdings or a subsidiary is a limited partner and Mr. Biglari or his affiliate (other than Biglari Holdings or a subsidiary) is the general partner and (b) provides for the “high water mark” in the Incentive Agreement to be appropriately adjusted to give effect to the Biglari Capital Transaction.  In entering into the Incentive Agreement Amendment, the Committee considered the results of the “say on pay” vote at the Company’s 2013 annual meeting of shareholders.

For fiscal 2013, the Company’s adjusted book value increased approximately $110.7 million, or 34.5%, resulting in an incentive bonus payment to Mr. Biglari of $10,000,000, the maximum incentive bonus under the Incentive Agreement.   The increase in adjusted book value included $92.1 million ($146.0 million pre-tax) of unrealized appreciation.

For fiscal 2012, the Company’s adjusted book value increased approximately $77.2 million, or 24.9%, resulting in an incentive bonus payment to Mr. Biglari of $10,000,000, the maximum incentive bonus under the Incentive Agreement. The increase in adjusted book value included $52.0 million of investment gains, composed of realized gains of $2.6 million ($4.2 million pre-tax) and unrealized appreciation of $49.4 million ($79.6 million pre-tax).

For fiscal 2011, the Company’s adjusted book value increased approximately $32.8 million, or 11.7%, resulting in an incentive bonus payment to Mr. Biglari of $3,992,391.

The following tables set forth a reconciliation of (i) the change in adjusted book value to the change in total shareholders’ equity for fiscal 2013 and 2012 and (ii) adjusted book value to total shareholders’ equity as of the end of fiscal 2013 and 2012.  With respect to fiscal 2013, the following tables also show the adjustments made to reflect and give effect to the Biglari Capital Transaction and Incentive Agreement Amendment.

(amounts in thousands)
	Fiscal 2013	Fiscal 2012
Change in shareholders’ equity	$215,464	$69,447
Add accrued CEO incentive compensation	6,200	6,200
Change in exercise of stock options and other stock compensation transactions	(17)	(882)
Net earnings from investment partnerships	(13,296)	-
Deconsolidation of affiliated partnerships	(37,864)	-
Adjustment to treasury stock for holdings in investment partnerships	11,033	-
Issuance of common stock for rights offering	(75,595)	-
Change in other comprehensive income	(8)	-
Change in adjustment to redeemable noncontrolling interest	4,810	2,393
Change in adjusted book value	$110,727	$77,158

	Fiscal 2013	Fiscal 2012
Beginning Shareholders’ Equity	$349,125	$279,678
Adjustment for treasury stock and equity in investment partnerships	(28,025)	30,809
Adjusted book value used to compute high water mark	$321,100	$310,487

Mr. Biglari’s current base salary of $900,000 was set during fiscal 2009 by the Compensation Committee of the Board (prior to being merged with the Governance and Nominating Committee).

Compensation of Interim Chief Financial Officer

The salary and bonus for the Interim Chief Financial Officer in fiscal 2013, 2012 and 2011 were based upon the decision of Mr. Biglari.  In determining such amounts, Mr. Biglari considered subjective factors such as his perception of the executive’s performance and changes in functional responsibility.

Compensation of Controller

The salary and bonus for the Controller in fiscal 2013 and 2012 were based upon the decision of Mr. Biglari.  In determining such amounts, Mr. Biglari considered subjective factors such as his perception of the executive’s performance and changes in functional responsibility.

Employment Agreements, Severance, and Change-in-Control Arrangements

Current Structure

Mr. Biglari does not have an employment agreement with the Corporation.  The Incentive Agreement remains in effect as long as Mr. Biglari remains the Chief Executive Officer of the Company, but does not alter his at-will employment arrangement with the Company.  If there is a change in control of the Corporation, Mr. Biglari is terminated by the Corporation without “cause” or Mr. Biglari resigns for “good reason,” Mr. Biglari will be entitled to receive a severance payment equal to 299% of the average annual cash compensation (consisting of his base salary and incentive compensation) paid to him since the date of the Incentive Agreement, subject to reduction to the extent necessary so that no portion of the severance payment will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

On January 26, 2010, the Corporation and Mr. Geiger terminated his prior agreement concerning employment, severance, or change in control.  Instead the Corporation and Mr. Geiger entered into a new, simpler agreement.  The new contractual obligation stipulates that, only in the event Mr. Biglari ceases to be Chairman and Chief Executive Officer of the Corporation, shall Mr. Geiger have the option of terminating his employment with the Corporation and receiving a lump sum severance payment equal to one year of his then current base compensation.  The new accord, unlike the prior one, does not contemplate or contractually bind the Corporation to severance payment in the event of termination without cause.

Mr. Lewis does not have an employment agreement with the Corporation.

Effect of a Change in Control, Death, Disability or Retirement on Equity Grants

Prior to fiscal 2009, equity-based incentives were a significant element of total executive officer compensation.  These equity-based incentives consisted of stock options and restricted stock.

In the event of the death of an option recipient, then his/her estate may exercise the option in full at any time prior to its expiration.  In the event of an option recipient’s retirement, he/she may exercise any vested options within three months from the date of retirement.  Should an option recipient’s employment end as a result of a disability, then he/she would be able to exercise the options as if the recipient had remained with the Corporation through (i) cessation of payments under a disability pay plan of the Corporation, (ii) the recipient’s death, or (iii) the recipient’s 65th birthday.

During fiscal year 2010, we resolved to suspend, indefinitely, all future option grants and placed a moratorium on the issuance of restricted stock.  All shares and options granted under prior stock and incentive plans are fully vested.

Deductibility Cap on Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly held corporation for compensation to the principal executive officer, principal financial officer, or any of the three other most highly compensated executive officers in excess of $1 million in any taxable year.  Payments made pursuant to the Incentive Agreement, however, are intended to qualify as “performance based compensation,” eligible for continued deductibility with shareholder approval.  To preserve the tax deductibility of such compensation, the Corporation sought and obtained approval of the Incentive Agreement at the November 5, 2010 special meeting of shareholders.

In fiscal 2013, we did not pay compensation that was not deductible under Section 162(m).

Compensation Policies Relating to Risk Management

The Committee believes that our compensation policies and practices do not encourage unnecessary or excessive risk taking and that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Corporation.

Summary Compensation Information

The following table shows the compensation paid to the Company’s Chief Executive Officer, and Controller, and its then Interim Chief Financial Officer, who are the Company’s only executive officers and whom we refer to herein collectively as our “Named Executive Officers,” for the 2013, 2012 and 2011 fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)a	All Other Compensation($)		Total ($)
Sardar Biglari,	2013	$900,000	$—	$10,000,000	$42,797	b	$10,942,797
Chairman / Chief Executive Officer	2012	$900,000	$—	$10,000,000	$17,778	b	$10,917,788
	2011	$900,000	$—	$3,992,391	$30,264	b	$4,922,655

Bruce Lewis,	2013	$320,000	$300,000	$—	$—		$620,000
Controller	2012	$231,385	$218,000	$—	$40,416	c	$489,801

Duane Geiger,	2013	$247,308	$285,000	$—	$12,022		$544,330
Former Interim Chief Financial Officer	2012	$227,692	$230,000	$—	$15,066		$472,758
	2011	$200,000	$200,000	$—	$12,830		$412,830

a.	Represents incentive bonus payment made in accordance with the terms of the Incentive Agreement.

b.
Includes the value of director’s fees ($42,500 in 2013, $17,500 in 2012 and $30,000 in 2011) received by Mr. Biglari from serving on the Board of Directors of CCA Industries, in which the Company has a significant ownership interest.

c.	Includes reimbursed relocation expenses of $40,080.

Plan-Based Award Grants

The Corporation does not grant any awards under its equity incentive plans because they have been suspended indefinitely.  Under the terms of the Incentive Agreement, the maximum incentive payment that Mr. Biglari may receive with respect to fiscal 2014 is $10 million.

Outstanding Equity Awards

The following table sets forth certain information about outstanding option awards held by the Named Executive Officers as of the end of fiscal 2013.  There were no unvested restricted stock awards held by the Named Executive Officers as of the end of fiscal 2013.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Mr. Biglari	N/A

Mr. Geiger	375	a	—	349.40	2/8/16
	365	a	—	354.40	2/6/17
	820	a	—	149.60	4/12/18

Mr. Lewis	N/A

a.	These options vest at a rate of 25% per year beginning on the first anniversary of the date of grant and expire ten years from the date of grant.

Award Exercise and Vesting

No options were exercised by, and no restricted stock vested to, the Named Executive Officers during fiscal 2013.

Retirement Benefits

We maintain two plans that provide retirement income to all eligible employees, including the Named Executive Officers:

401(k) Plan

The Steak n Shake 401(k) Savings Plan (the “401(k) Plan”) is a defined contribution plan covering substantially all employees, including the Named Executive Officers, after they have attained age 21 and completed six months of service and allows employees to defer up to 20% of their salaries.  Discretionary matching contributions were made in each of fiscal years 2011, 2012 and 2013.  Discretionary contributions are based on the profitability of the Corporation and subject to quarterly revision.  The Named Executive Officers and other “highly compensated employees” (as that term is defined by IRS regulations) are limited to contributing 1% of their cash compensation to the 401(k) Plan.

Non-Qualified Savings Plan

The Steak n Shake Non-Qualified Savings Plan (the “Deferred Compensation Plan”) is available to all highly compensated employees, including the Named Executive Officers.  Investment options offered under the Deferred Compensation Plan are identical to those offered in the 401(k) Plan.  Before a participant may make contributions under the Deferred Compensation Plan, the participant must first contribute 1% of his or her earnings to the 401(k) Plan.  Matching contributions were made in fiscal years 2011, 2012 and 2013. Total deferrals under both the Deferred Compensation Plan and 401(k) Plan are limited to 20% of the aggregate of a participant’s salary and annual incentive bonus, which means that as a result of the 1% of compensation deferred to the 401(k) Plan, the most a participant may defer to the Deferred Compensation Plan is 19% of his or her total cash compensation.  Matching contributions under the Deferred Compensation Plan vest over the first six years of employment, at a rate of 20% per year beginning on the second anniversary of employment.  A participant’s account balance will be distributed at a time directed by the participant.  Participants may elect that distributions be made in a lump sum or in equal annual installments over a period of up to ten (10) years.  Withdrawals from the Deferred Compensation Plan are limited to the withdrawal of participant contributions in cases of financial hardship.

The following table describes the contributions, earnings and balance at the end of fiscal 2013 for each of the Named Executive Officers who participated in the Deferred Compensation Plan.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Yeara	Company Contributions in Last Fiscal Yearb	Aggregate Earnings in Last Fiscal Year	Distributions in Last Fiscal Year	Aggregate Balance at Last Fiscal Year-end
Mr. Geiger	$24,327	$4,693	$12,955	$—	$93,320

a.	The amounts in this column are also included in the Summary Compensation Table in the “Salary” column.

b.	The amounts in this column are also included in the Summary Compensation Table in the “All Other Compensation” column.

Potential Payments Upon Termination of Employment

In January 2010, the Company and Mr. Geiger entered into an agreement that provides that only in the event Mr. Biglari ceases to be Chairman and Chief Executive Officer of the Company does Mr. Geiger have the option of terminating his employment with the Company and receiving a lump sum severance payment equal to one year of his then current base compensation ($250,000 as of the end of fiscal 2013).  All prior equity awards granted to Mr. Geiger have vested.

For a description of the rights to which Mr. Biglari is entitled in the event of a change in control of the Corporation, Mr. Biglari’s termination by the Corporation without “cause” or Mr. Biglari’s resignation for “good reason,” see “Compensation Discussion and Analysis – Employment Agreements, Severance and Change-in-Control Arrangements”.  Mr. Biglari has not received any stock awards from the Corporation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Corporation’s officers and directors, and persons who own more than ten percent of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange.  Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Section 16(a) forms were required for those persons, the Corporation believes that during fiscal 2013 all filing requirements applicable to its officers, directors and greater than ten-percent shareholders were complied with.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table details information regarding our existing equity compensation plans as of September 25, 2013:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	9,381	$281.64	—
Equity compensation plans not approved by security holders	—	$—	—
Total	9,381	$281.64	—

During fiscal year 2010, we resolved to suspend, indefinitely, all future option grants and placed a moratorium on the issuance of restricted stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2013, the Governance, Compensation and Nominating Committee of the Board consisted of Kenneth R. Cooper, William L. Johnson, James P. Mastrian and Ruth J. Person.  None of these individuals has at any time been an officer or employee of the Corporation.  During fiscal year 2013, none of our executive officers served as a member of the board of directors or compensation committee of any entity for which a member of our Board or Governance, Compensation and Nominating Committee served as an executive officer.

GOVERNANCE, COMPENSATION, AND NOMINATING COMMITTEE REPORT

The Governance, Compensation and Nominating Committee of the Board (the “Committee”) is currently composed of the persons identified below.  The Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement on pages 21 to 26.  Based on the Committee’s review and discussions with management, it recommended to the Board that the Compensation Discussion and Analysis be included in the Corporation’s Annual Report on Form 10-K/A for the fiscal year ended September 25, 2013, and this proxy statement.  Submitted by the members of the Committee:

Kenneth R. Cooper, William L. Johnson, James P. Mastrian and Ruth J. Person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows as of March 3, 2014 the number and percentage of outstanding shares of our Common Stock beneficially owned by each person or entity known to be the beneficial owner of more than 5% of our Common Stock:

Name & Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Sardar Biglari 17802 IH 10 West, Suite 400 San Antonio, Texas 78257	276,784	(1)	16.1
GAMCO Investors, Inc. One Corporate Center Rye, New York 10580-1435	149,374	(2)	8.7
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	137,905	(3)	8.0
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	108,228	(4)	6.3
Piper Jaffray Companies 800 Nicollet Mall Suite 800 Minneapolis, MN 55402	99,897	(5)	5.8
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	91,571	(6)	5.3

1)
This information was obtained from a Schedule 13D/A filed with the SEC on September 24, 2013 by The Lion Fund, Biglari Capital, Sardar Biglari, Philip L. Cooley, the 401(k) Plan and the Deferred Compensation Plan and Forms 4 filed with the SEC by certain of the foregoing persons.  By virtue of his relationships with the other reporting persons discussed in the Schedule 13D/A, Mr. Biglari may be deemed to have the sole power to vote and dispose of the shares beneficially owned by the reporting persons, other than the shares held under each of the 401(k) Plan and the Deferred Compensation Plan and the shares beneficially owned by Dr. Cooley.  Mr. Biglari has sole power to direct the voting of the shares held under each of the 401(k) Plan and the Deferred Compensation Plan.  Mr. Biglari shares with Dr. Cooley the power to vote and dispose of the shares beneficially owned by Dr. Cooley.  Mr. Biglari disclaims beneficial ownership of the shares that he does not directly own.

2)	This information was obtained from a Schedule 13D/A filed with the SEC on December 16, 2013.

3)	This information was obtained from a Schedule 13G/A filed with the SEC on January 28, 2014.

4)	This information was obtained from a Schedule 13G/A filed with the SEC on February 10, 2014.

5)	This information was obtained from a Schedule 13G filed with the SEC on February 13, 2014.

6)	This information was obtained from a Schedule 13G/A filed with the SEC on February 11, 2014.

The following table shows the total number of shares of our Common Stock beneficially owned as of March 3, 2014 and the percentage of outstanding shares for (i) each director, (ii) each Named Executive Officer, and (iii) all directors and executive officers, as a group:

Name & Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Sardar Biglari	276,784	(1)	16.1
Philip L. Cooley	6,062	(2)	*
Duane E. Geiger	3,230	(3)	*
Ruth J. Person	426		*
Kenneth R. Cooper	247		*
William L. Johnson	228		*
James P. Mastrian	180	(4)	*
Bruce Lewis	—		—
All directors and executive officers as a group (8 persons)	280,917	(5)	16.3

*	Less than 1%

1)
Includes 19,476 shares owned directly by Mr. Biglari, 250,187 shares owned directly by The Lion Fund, 888 shares held under the 401(k) Plan, 171 shares held under the Deferred Compensation Plan and 6,062 shares beneficially owned by Dr. Cooley.  See footnote 1 above.

2)	Includes 673 shares owned by Dr. Cooley’s spouse. Dr. Cooley disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

3)
Includes 1,560 shares that may be acquired pursuant to stock options, 127 shares held under the 401(k) Plan and 51 shares held under the Deferred Compensation Plan.  1,490 shares owned by Mr. Geiger are subject to a pledge.

4)	Shares owned by Mr. Mastrian’s spouse. Mr. Mastrian disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

5)	Includes 1,560 shares that may be acquired pursuant to stock options.

INDEPENDENT PUBLIC ACCOUNTANTS

Deloitte & Touche LLP has advised us that they have billed or will bill us the following amounts for services for each of the last two fiscal years.

Type of Fee	Fiscal 2013	Fiscal 2012
Audit Fees(1)	$676,500	$577,000
Audit-Related Fees(2)	58,200	48,200
Tax Fees	—	—
Total Fees for the Applicable Fiscal Year	$734,700	$625,200
__________________

(1)
Audit fees include fees for services performed for the audit of our annual financial statements including services related to Section 404 of the Sarbanes-Oxley Act and review of financial statements included in our Form 10-Q filings, Form 10-K filing, Registration Statements, comment letters and services that are normally provided in connection with statutory or regulatory filings or engagements.

(2)
Audit-Related Fees include fees for assurance and related services performed that are reasonably related to the performance of the audit or review of our financial statements.  This includes services provided to audit the 401(k) Plan.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.  The independent auditor and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date.  The Audit Committee may also pre-approve particular services on a case-by-case basis.  In each of fiscal 2013 and 2012, the Audit Committee pre-approved the services reported above as audit-related services and Deloitte & Touche LLP did not provide any other services during such years.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the consolidated financial statements of the Corporation and its subsidiaries set forth in Item 8 of the Corporation’s Annual Report on Form 10-K for the fiscal year ended September 25, 2013 with management of the Corporation and Deloitte & Touche LLP, independent public accountants for the Corporation.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.  In addition, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable PCAOB requirements for independent accountant communications with audit committees with respect to auditor independence and has discussed with Deloitte & Touche LLP its independence from the Corporation.

Based on the review and discussions with management of the Corporation and Deloitte & Touche LLP referred to above, the Audit Committee recommended to the Board that the Corporation include the consolidated financial statements of the Corporation and subsidiaries for the fiscal year ended September 25, 2013 in the Corporation’s Annual Report on Form 10-K for the fiscal year ended September 25, 2013.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and the Corporation’s independent public accountants.  In giving its recommendation to the Board, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the reports of the Corporation’s independent public accountants with respect to such financial statements.

Submitted by the members of the Audit Committee of the Board.

William L. Johnson, Chairman
Kenneth R. Cooper
James P. Mastrian
Ruth J. Person

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions.  You can identify these statements from our use of the words “plan,” “forecast,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “is likely,” “will,” and similar expressions.  These forward-looking statements may include, among other things:

•	statements and assumptions relating to financial performance;

•	statements relating to the anticipated effects on results of operations or financial condition of recent or future developments or events;

•	statements relating to our capital raising activities, business and growth strategies; and

•	any other statements, projections or assumptions that are not historical facts.

Forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements to differ materially from our expectations of future results, performance or achievements expressed or implied by these forward-looking statements.  In addition, our past results of operations do not necessarily indicate our future results.  We discuss these and other uncertainties in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended September 25, 2013, as may be updated in our Quarterly Reports on Form 10-Q filed with the SEC.  We undertake no obligation to update publicly any of these statements in light of future events.

ANNUAL REPORT

The Corporation’s Annual Report on Form 10-K for the fiscal year ended September 25, 2013 accompanies this proxy statement, but is not deemed a part of the proxy soliciting material.

A copy of the Corporation’s Annual Report on Form 10-K for the fiscal year ended September 25, 2013, as amended, as required to be filed with the SEC, excluding exhibits, will be mailed to shareholders without charge upon written request to the Secretary of the Corporation at 17802 IH 10 West, Suite 400, San Antonio, Texas  78257.  Such request must set forth a good-faith representation that the requesting party was either a holder of record or a beneficial owner of the Common Stock of the Corporation on the Record Date.  Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees.  The Corporation’s Form 10-K, as amended, is also available through the SEC’s website (www.sec.gov).

PROPOSALS BY SHAREHOLDERS

Any shareholder proposal intended to be considered for inclusion in the proxy statement for presentation at the 2015 Annual Meeting must be received by the Corporation by November 27, 2014.  The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the SEC under the Exchange Act.  It is suggested the proposal be submitted by certified mail – return receipt requested.  The Corporation reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

As of the date of this proxy statement, our Board does not know of any matter that will be presented for consideration at the Annual Meeting other than as described in this proxy statement.  As to other business that may properly come before the Annual Meeting, it is intended that proxies properly executed and returned will be voted in respect thereof at the discretion of the person voting the proxies in accordance with his best judgment.

By order of the Board,

/s/ Sardar Biglari

Sardar Biglari
Chairman and Chief Executive Officer

San Antonio, Texas
March 27, 2014

Table of Contents

Page
PROPOSAL ONE: ELECTION OF DIRECTORS	4

PROPOSAL TWO: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	16

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION	17

PROPOSAL FOUR: FREQUENCY OF FUTURE SAY ON PAY ADVISORY VOTES	19

EXECUTIVE COMPENSATION	21

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	30

GOVERNANCE, COMPENSATION, AND NOMINATING COMMITTEE REPORT	30

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	31

INDEPENDENT PUBLIC ACCOUNTANTS	34

REPORT OF THE AUDIT COMMITTEE	34

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	35

ANNUAL REPORT	36

PROPOSALS BY SHAREHOLDERS	36

OTHER MATTERS	37

i

BIGLARI HOLDINGS INC. 17802 IH 10 WEST SUITE 400 SAN ANTONIO, TX 78257
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	☐	☐	☐

1. Election of Directors
Nominees:

01 Sardar Biglari
02 Philip L. Cooley
03 Kenneth R. Cooper
04 William L. Johnson
05 James P. Mastrian
06 Ruth J. Person

Table of Contents

The Board of Directors recommends you vote FOR Proposals 2 and 3:			For	Against	Abstain

2	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for the 2014 fiscal year.		☐	☐	☐

3	Non-binding advisory resolution to approve the Corporation’s executive compensation, as described in these proxy materials.		☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on Proposal 4:		3 Years	2 Years	1 Year	Abstain

4	Non-binding advisory resolution on the frequency of holding future shareholder advisory votes on the Corporation’s executive compensation.	☐	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

BIGLARI HOLDINGS INC.

You must present this admission ticket in order to gain admittance to the annual meeting of the shareholders of Biglari Holdings Inc. (the “Annual Meeting”) to be held at The St. Regis Hotel, Two East 55th Street at Fifth Avenue, New York, New York 10022, on April 24, 2014, at 1:00 p.m., Eastern Daylight Time, or at any adjournment or postponement thereof.  This ticket admits only the shareholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank, or other nominee, you must bring with you a statement, legal proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on April 24, 2014: The Proxy Statement and 2013 Annual Report are available at www.biglariholdings.com/annualmeeting.

ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

The undersigned appoints Sardar Biglari and Philip L. Cooley, and each of them, the proxies of the undersigned with full power of substitution, to vote all shares of common stock of Biglari Holdings Inc. (the “Corporation”), which the undersigned is entitled to vote at the annual meeting of the shareholders of the Corporation (the “Annual Meeting”) to be held at The St. Regis Hotel, Two East 55th Street at Fifth Avenue, New York, New York 10022, on April 24, 2014, at 1:00 p.m., Eastern Daylight Time, or at any adjournment or postponement thereof, as indicated on the reverse side on Proposals 1, 2, 3 and 4 and as said proxies may determine in the exercise of their best judgment on any other matters which may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND EVERY THREE YEARS ON PROPOSAL 4.

Your vote is important. If you do not expect to attend the Annual Meeting or if you plan to attend but wish to vote by proxy, please sign, date and mail this proxy. A return envelope is provided for this purpose.

Continued and to be signed on reverse side